Exhibit 10.19

TRANSACTION BONUS AGREEMENT

April 22, 2010

Dear [Employee]:

Thermon Holdings, LLC (‘Parent’) has entered into a Stock Purchase Agreement (the ‘Purchase Agreement’) whereby Thermon Holding Corp. (‘Thermon’) will be sold to a subsidiary of Thermon Group Holdings, Inc., an affiliate of Code Hennessey & Simmons, LLC (‘CHS’).  CHS is a leading global private equity investment firm.  Pursuant to the terms of the Purchase Agreement, Thermon Group Holdings, Inc. will become the ultimate parent company of Thermon and its subsidiaries (the ‘Transaction’).  The Transaction is scheduled to close on or around April 30, 2010 (the ‘Closing’).

In connection with the Transaction, you will be given the opportunity to invest in Thermon Group Holdings, Inc. (the ‘Investment’).  If you participate in the Investment, you will receive a transaction bonus (the ‘Bonus’) in order to facilitate your Investment.  The Bonus is designed to advance and promote the best interests of Thermon and its subsidiaries by providing to key employees around the world an interest in the growth opportunities of the company.

Concurrent with your receipt of this Transaction Bonus Agreement, you have received a Private Placement Memorandum (‘PPM’) that contains information describing the Transaction and the Investment, as well as a Manager Equity Agreement and an Amended and Restated Securityholder Agreement (the ‘Equity Documents’).  If you elect to participate in this opportunity, the Investment would be made by your signature on the Equity Documents.  Please review these materials carefully as they describe the terms, conditions and risks of owning shares of Thermon Group Holdings, Inc.  You are also encouraged to ask any questions you may have and participate (in person or telephonically) in a presentation by Thermon management and CHS on April 27, 2010.

The Bonus, as set forth in Schedule A, is subject to the following terms and conditions:

(a)         The Investment resulting from the Bonus is separate and apart from any prior investment in any Thermon entity.

(b)         The Bonus will be ordinary, taxable income to you in the current year.  Thermon has estimated your tax rate as set forth in Schedule A and will withhold such taxes from the Bonus, but any additional tax liability is your sole responsibility.  If the estimated rate is higher than your actual tax obligations, you may keep the difference in cash.  Adverse tax consequences, such as entry into a higher tax bracket, may result from your participation in the Bonus.  If you have any questions or concerns regarding the tax implications of the Bonus or Investment, please consult a tax or other legal professional at your own expense.

(c)          The Bonus is separate and apart from any other bonus paid by Thermon, including the annual performance bonus, December bonus, or other incentives payable from time to time.

(d)         The Bonus is not eligible for 401(k) elective, non-elective, or matching contributions in the United States or the equivalent in foreign jurisdictions (e.g., pension), unless required by local law.

(e)          Due to the structure of the Transaction, your Bonus will be paid to you prior to Closing, but shares of Thermon Group Holdings, Inc. will not be issued unless and until the Closing occurs.  As a condition to receive the Bonus, immediately upon its receipt you must transfer the net (after estimated tax) amount in accordance with the wiring instructions in Schedule A.  (Thermon Manufacturing Company or Thermon Canada Inc. will make this transfer on behalf of the recipients located in the United States and Canada, as applicable).

(f)           If, for any reason, (1) the Transaction fails to close, (2) after reviewing the PPM and Equity Documents, you decide not to participate in the Investment, or (3) Thermon does not receive your fully executed Equity Documents prior to Closing, you will be required to immediately return to Thermon all funds received under this Transaction Bonus Agreement.

If you have any questions, please contact Fred Schulte at +1 512 396 5801 x 2190 or fred.schulte@thermon.com.  If, after reviewing this Transaction Bonus Agreement, you elect to accept this Bonus under the terms and conditions described above, please execute and return Schedule A via email to fred.schulte@thermon.com by April 26, 2010.  The Equity Documents must be executed and returned pursuant to their instructions by April 28, 2010.

Schedule A

Bonus Details*:

Employee Name	Gross Bonus (USD)	Estimated tax rate** for withholding (%)	Net Bonus (after tax) (USD)	Shares of Class B common stock*** invested as a result of the Bonus
[ ] shares

* Bonus Details are shown in USD and will be subject to foreign exchange rates in jurisdictions outside of the United States.  Applicable exchange rates will be provided by Thermon on or before April 26, 2010.

** The tax rate is an estimate of your tax obligations.  You are solely responsible for satisfying any additional tax liability.  If the estimated rate is higher than your actual tax obligation, you may keep the difference in cash.

*** The price for shares of Class B common stock of Thermon Group Holdings, Inc. is $1,000 (USD) per share.

Wiring Instructions:

Immediately on receipt, wire the Net Bonus to the following account:

TO:	xxxxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxxxx
ABA NUMBER:	xxxxxxxx
SWIFT CODE:	xxxxxxxx
CREDIT ACCOUNT:	xxxxxxxxxxxxxxxxxxxxxx
CREDIT ACCOUNT NUMBER:	xxxxxxxxx

The transfer of the Net Bonus funds must be completed and received into the above account no later than 15:00 (CST) on April 29, 2010.

Execution:

By electing to participate in the Bonus, the undersigned acknowledges and agrees to the terms and conditions set forth in the Transaction Bonus Agreement.  The undersigned further acknowledges and agrees to transfer (or have Thermon transfer on your behalf) the net Bonus funds immediately upon receipt in accordance with the above wiring instructions.  By signing below, the undersigned is not making a decision whether or not to participate in the Investment.  The decision by the undersigned to participate in the Investment will be made only after a thorough review by the undersigned of the PPM and the Equity Documents and the execution and delivery of those Equity Documents by the undersigned.

Signature:

Printed Name:

Date: